S1 Corporation 2009 Management Incentive Plan

Introduction

The S1 Corporation 2009 Management Incentive Plan (the “Plan”) is designed as an incentive to participants to perform at their most effective level, as a reward for strong performance and as a way of sharing in the success of S1 Corporation (the “Company”). The Plan is designed to be self-funded and is incorporated into the Company’s business targets and budgets.

Eligibility for Participation

Designated employees are eligible for inclusion in the Plan for the 2009 calendar year. Participation in the Plan is at the discretion of the Company. Employees considered for participation include management level employees and individual contributors in functions that meet established criteria as defined by the Company. Eligibility and participation is not automatic and will be reviewed annually. Participation for new hires designated as eligible to participate in the Plan will be pro-rated based on full months of employment during the plan year.

Operation of the Plan

For each participant, a target cash bonus amount will be specified for purposes of participation in the Plan. Payments under the Plan will be based on the achievement of financial and performance (MBOs) metrics as approved by the Compensation Committee of the Board of Directors or, with respect to certain performance metrics, the Chief Executive Officer of the Company.

Participants in the Plan will be provided with a copy of their bonus plan worksheet (the “Worksheet”) and the terms and conditions of the Plan. Each participant must sign and return their Worksheet to the Human Resources Department along with an acknowledgement that they have reviewed and understood the terms and conditions of the Plan and their Worksheet.

Performance against financial and performance metrics will be assessed at the end of each quarter once the Company’s financial results have been prepared and approved. Based on the achievement of these metrics, bonus payments will be made on a quarterly basis as set forth below. Payments for the second through fourth quarters are net of any payments in prior quarters. As an example, if a participant has an on-target bonus opportunity of $10,000 and all financial and performance metrics are 100% on-target throughout the year, bonus payments would be as follows:

	Q1	Q2	Q3	Q4	Total
% of Annual On-Target Bonus	12.5%	17.5%	30.0%	40.0%	100%
$ Amount of Quarterly Bonus	$1,250	$1,750	$3,000	$4,000	$10,000
Cumulative % of Annual On-Target Bonus	12.5%	30.0%	60.0%	100%
Cumulative $ of Annual On-Target Bonus	$1,250	$3,000	$6,000	$10,000

Any payment, in whole or in part, shall be made through the Company’s normal payroll processes and will be net of any appropriate income tax, social security contributions or other relevant deductions. Payments will be made to each participant provided that the participant remains an active employee in good standing at the time of payout.

Financial and Performance Metrics

EBITDA (earnings before interest, taxes, depreciation and amortization excluding stock based compensation expense) will be the key metric used to determine the bonus pool and the actual bonus available to be paid. If the actual EBITDA is less than the minimum number outlined on the individual participant’s Worksheet, no bonus will be paid. Additionally, if revenue falls below 90% of the target revenue number, bonuses will be reduced by the total percentage shortfall (i.e., the shortfall from 100%).

Performance metrics may also be established for individual participants in the Plan and the achievement of such performance metrics will also be a factor in determining the amount of bonus to be paid. The Compensation Committee and Chief Executive Officer of the Company will have the discretion to reduce any employee’s bonus payout based on its subjective assessment of the employee’s achievement of such performance metrics and the employee’s individual performance throughout the year. Additionally, subject to the approval of the Compensation Committee, targets may be adjusted by the Chief Executive Officer of the Company to reflect the occurrence of business events that could impact the numbers either positively or negatively.

Overachievement

Overachievement bonus opportunity is based on exceeding EBITDA targets. Any overachievement bonus must be funded prior to the calculation of overachievement EBITDA. Overachievement bonus is capped at 100% of the annual on-target bonus amount and will be assessed following the close of the operating year once the Company’s final annual results have been prepared and approved.

No Contract

Participation in the Plan does not create or infer a contract of employment.

Validity

The Plan is valid only for the calendar year January 1, 2009 – December 31, 2009.